UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2004

BlastGard International, Inc.

(Exact name of registrant as specified in its charter)

Colorado	333-47294	84-1506325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12900 Automobile Blvd., Suite D, Clearwater, Florida	33762
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 592-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 24, 2004, the Company settled, as payment in full, a past-due loan evidenced by a one-year promissory note dated June 30, 2003, due to Onne Vroom. Under the original terms of the note, the company agreed to pay the principal amount of $250,000, plus interest at the rate of 10% per annum. Accrued interest as of June 30, 2004 was $25,000. Pursuant to the original loan agreement, the Company also had agreed to issue shares 3,334 shares (adjusted reflect stock splits) of common stock and guaranteed that the shares would have a market value of $125,000 as of June 30, 2004 (the shares were never issued).

In full payment of the promissory note and in settlement of any and all obligations the Company had under the original loan agreement, the Company paid to Vroom $100,000 in cash, issued 119,000 shares of restricted common stock, and delivered to Vroom 50,000 shares that were already outstanding in the name of Robert P. Gordon, a former officer and former director of the Company. The 50,000 shares from Robert P. Gordon were from the 100,000 shares held by in escrow for the benefit of the Company to pay any contingent or undisclosed liabilities, pursuant to the Agreement and Plan of Reorganization between the Company and BlastGard Technologies, Inc. dated January 31, 2004.

The Company believes that the issuance of the 119,000 shares was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on the certificate evidencing the shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLASTGARD INTERNATIONAL, INC.

By:	/s/ James F. Gordon
James F. Gordon, Chief Executive Officer

Date: August 30, 2004